                                                Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-63082

      Prospectus Supplement No. 291 to the Prospectus dated June 25, 2001 and the Prospectus Supplement dated June 25, 2001.

                                  $500,000,000

                         THE GOLDMAN SACHS GROUP, INC.

                          Medium-Term Notes, Series B

                            ------------------------

The note being purchased has the following terms:

PRINCIPAL AMOUNT: $500,000,000

STATED MATURITY: April 20, 2006

SPECIFIED CURRENCY: U.S. dollars

    - principal: U.S. dollars
    - interest: U.S. dollars
    - exchange rate agent: not applicable

ORIGINAL ISSUE DATE: April 25, 2003

ORIGINAL ISSUE PRICE: 100%

NET PROCEEDS TO GOLDMAN SACHS: 99.75%

ORIGINAL ISSUE DISCOUNT NOTE: no

    - total amount of OID:
    - yield to maturity:
    - initial accrual period OID:

FORM OF NOTE:

    - master global form only: yes
    - non-global form available: no

REDEMPTION AND REPAYMENT: not applicable

    - redemption commencement date:
    - repayment date(s):
    - redemption or repayment price(s):

IF INTEREST RATE IS FIXED: not applicable

    - annual rate:
    - interest payment date:
    - regular record date:

IF INTEREST RATE IS FLOATING: YES

    - base rate:

      - commercial paper rate:
      - prime rate:
      - LIBOR: YES
         - Telerate LIBOR page: 3750
         - Reuters screen LIBOR page: no
         - index currency: U.S. dollars
      - EURIBOR:
      - treasury rate:
      - CMT rate:
        - Telerate page 7051:
        - Telerate page 7052 (weekly/monthly):
        - CMT index maturity (if not two years):
      - CD rate:
      - federal funds rate:
      - 11th district rate:

    - index maturity: three months
    - spread: +18 basis points
    - spread multiplier: none
    - initial base rate: 1.32%
    - maximum rate: none
    - minimum rate: none
    - interest reset dates: quarterly -- on
          January 20, April 20, July 20 and October 20, commencing on July 20, 2003.
    - interest payment dates: January 20,
          April 20, July 20 and October 20, commencing on July 20, 2003.
    - calculation agent: The Bank of New York

DEFEASANCE APPLIES AS FOLLOWS: not applicable

    - full defeasance -- i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor:
    - covenant defeasance -- i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor:

---------------

     The information above, if any, about the original issue date, original issue price, net proceeds and original issue discount relates only to the initial sale of the note. If the note is sold in a market-making transaction after its initial sale, information about the price paid and the date of the sale will be provided in a separate confirmation of sale. Please refer to the accompanying prospectus dated June 25, 2001 and prospectus supplement dated June 25, 2001 for additional information about the note being purchased.

                   ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     Goldman Sachs may use this prospectus supplement in the initial sale of the note. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in the note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                     GOLDMAN, SACHS & CO.

RBC CAPITAL MARKETS                                   U.S. BANCORP PIPER JAFFRAY


                   ------------------------

                  Prospectus Supplement dated April 22, 2003.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     The Goldman Sachs Group, Inc. and the underwriters for this offering named below have entered into a terms agreement and a distribution agreement with respect to the notes. Subject to certain conditions, each underwriter named below has severally agreed to purchase the principal amount of notes indicated in the following table.

                               PRINCIPAL AMOUNT
UNDERWRITERS                       OF NOTES
------------                   ----------------
Goldman, Sachs & Co. ........    $480,000,000
RBC Dain Rauscher Inc. ......      10,000,000
U.S. Bancorp Piper Jaffray
  Inc. ......................      10,000,000
                                 ------------
  Total......................    $500,000,000
                                 ============

     Notes sold by the underwriters to the public will initially be offered at the original issue price set forth on the cover of this prospectus supplement. The underwriters intend to purchase the offered notes from The Goldman Sachs Group, Inc. at a purchase price equal to the original issue price less a discount of 0.250% of the original issue price. Any offered notes sold by the underwriters to securities dealers may be sold at a discount to the original issue price of up to 0.150% of the original issue price. If all of the offered notes are not sold at the original issue price, the underwriters may change the offering price and the other selling terms.

     Please note that the information about the original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the offered notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

     None of the named underwriters is permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

     The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, whether paid to Goldman, Sachs & Co. or any other underwriter, will be approximately $65,000.

     In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the accompanying prospectus.

     The Goldman Sachs Group, Inc. has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to The Goldman Sachs Group, Inc. and its affiliates, for which they have in the past received, and may in the future receive, customary fees. The Goldman Sachs Group, Inc. and its affiliates have in the past provided, and may in the future from time to time provide, similar services to the underwriters and their affiliates on customary terms and for customary fees.

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